FOR IMMEDIATE RELEASE - September 1, 2006

CONCORDE CAREER COLLEGES, INC. GOES PRIVATE

Mission, Kansas - Concorde Career Colleges, Inc. (“Concorde” or the “Company”) announced that pursuant to a merger agreement with an affiliate of Liberty Partners, a private equity firm based in New York City, Concorde has become a privately held corporation, wholly owned by the Liberty affiliate.

Concorde, headquartered in Mission, Kansas, owns and operates proprietary, postsecondary institutions at 12 locations in 7 states. Its vocational training programs are primarily in the allied health field.

Liberty Partners is a private equity investment firm that specializes in investments in manufacturing, business services, and education-related companies. Since its founding in 1992, the firm has committed over $1 billion to more than 45 investments, including commitments of over $250 million to investments in elementary and post-secondary education.

To find out more about Concorde Career Colleges, Inc., visit our website at www.concordecareercolleges.com.

Contact: Paul Gardner at 913-831-9977